UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019

FTE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38322	81-0438093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

237 West 35th Street, Suite 806 New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 877-878-8136

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	FTNW	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On December 23, 2019, FTE Networks, Inc. (“FTE” or the “Company”) entered into a Preferred Stock Repurchase Agreement (the “Repurchase Agreement”) with Fred Sacramone and Brian McMahon (collectively, the “Sellers”), pursuant to which the Company repurchased from the Sellers one hundred (100) shares of Series H Preferred Stock, par value $0.01 per share, of the Company (the “Series H Preferred Stock”), for an aggregate purchase price of $100. The Series H Preferred Stock repurchased by the Company pursuant to the Repurchase Agreement represented all of the issued and outstanding shares of Series H Preferred Stock. Following such repurchase, these shares of Series H Preferred Stock were cancelled and returned to the status of authorized but unissued shares of Series H Preferred Stock. The Repurchase Agreement contains customary representations, warranties and covenants of each party.

The foregoing summary of the Repurchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Repurchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

As a result of the Company’s repurchase and cancellation of all of the outstanding shares of Series H Preferred Stock, we experienced a change in control. Reference is made to the disclosures set forth in Item 1.01 of this Current Report on Form 8-K, which disclosures are incorporated by reference into this Item 5.01.

Prior to the cancellation of the Series H Preferred Stock, pursuant to the Certificate of Designation of Series H Preferred Stock filed with the Secretary of State of the State of Nevada effective as of June 29, 2019 (the “Certificate of Designation”), the holders of the Series H Preferred Stock, voting separately as a class, had the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total number of votes to be cast by all classes or series of capital stock of the Company. Moreover, the Company was prohibited, without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series H Preferred Stock, from amending, altering or repealing any provision of the Certificate of Designation. The Series H Preferred Stock was not entitled to any dividends, liquidation preference, conversion rights or redemption rights, but by virtue of the foregoing voting provisions, it exercised control over all matters submitted to a vote of the shareholders.

Following the consummation of the transactions contemplated by the Repurchase Agreement, the Series H Preferred Stock has been cancelled and the former holders the Series H Preferred Stock no longer control the vote on all matters submitted to a vote of the shareholders.

As a result of the repurchase and cancellation of the outstanding Series H Preferred Stock, control over the Company has been restored to the holders of the Company’s outstanding voting stock, which currently consists of the Company’s Common Stock and the Company’s Series A Preferred Stock and Series A-1 Preferred Stock. Pursuant to the Company’s Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of Nevada on April 24, 2008, subject to certain protective voting provisions with respect to the Company’s outstanding preferred stock, matters submitted to a vote of the shareholders may be approved by holders of a majority of the Company’s outstanding Common Stock and the Company’s Series A Preferred Stock and Series A-1 Preferred Stock, voting as a single class. Each share of Common Stock entitles the holder thereof to one vote per share, while each share of Series A Stock and Series A-1 Stock entitles the holder thereof to the number of votes equal to the number of whole shares of Common Stock into which such shares are convertible. No other class of voting securities is currently outstanding.

The Company is not aware of any arrangements or understandings among members of either the former or new control group and their associates with respect to election of directors or other matters. There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On December 23, 2019, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Nevada to amend its Amended and Restated Articles of Incorporation. The Certificate of Designation, which was effective upon filing, fixes the designations, preferences, limitations and relative rights of 2,500 shares of the Company’s Series I Non-Convertible Preferred Stock, $0.01 par value per share. The Series I Preferred Stock has no dividend rights, no liquidation preference, is not convertible and has no voting rights.

The foregoing description of the Series I Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 3.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation for Series I Non-Convertible Preferred Stock filed with the Secretary of State of Nevada
10.1	Preferred Stock Repurchase Agreement dated as of December 23, 2019, by and among FTE Networks, Inc., Fred Sacramone and Brian McMahon.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FTE NETWORKS, INC.
(Registrant)

Date: December 30, 2019		/s/ Michael P. Beys
	Name:	Michael P. Beys
	Title:	Interim Chief Executive Officer

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